Attn: Wang Ying Qi	April ___, 2009

Gentlemen,

Re: Trustee Arrangement

We are delighted that you will be assisting China Broadband, Ltd., a Cayman Islands company (“CB Cayman”), a wholly owned subsidiary of China Broadband, Inc. (“CBBD” and collectively, the “Broadband Group”) with our business plans in China.  As you know, CB Cayman is engaged, through a separate holding company, in various businesses related to CATV value-added businesses.

For the purpose of clarifying the relationship between you and CB Cayman, this letter (the “Trustee Arrangement Letter”) sets forth below the general terms of the arrangement, which is further described in the relevant documents. At all times and for the avoidance of doubt, your engagement hereby as nominee only, acting on behalf of and as nominee for the Broadband Group.  Your appointment hereby is made solely to facilitate the acquisition and holding of shares of Wanshi WangJing Media Technologies (Beijing) Co., Ltd., (a/k/a AdNet  Media Technologies (Beijing) Co., Ltd.) (AdNet).

Shareholder

You are hereby appointed to assume the role of a nominee shareholder in a PRC company on behalf of CB Cayman, namely AdNet (as hereinafter defined).  As part of this transaction you may be offered employment by the Broadband Group or AdNet. As you are aware, Broadband Group has entered into a Letter of Intent (“LOI”) with AdNet to acquire all of the equity interest in AdNet. To facilitate this transaction, you will hold the shares interest for CB Cayman, as nominee only on its behalf further subject to the terms of a loan agreement, an equity option purchase agreement and an equity pledge agreement as well as other related documents.

In consideration of each of your assistance with the above-mentioned arrangement, we agree to pay you and you agree to accept as total compensation amongst you of (i) a one-off payment of RMB (payable in 2 installments: upon (a) your signing and delivery of the Trustee Arrangement Letter and (b) the date of your completed registration as a shareholder of the Company), and (ii) a monthly payment of RMB.

You acknowledge, agree and accept that you will not be entitled to dividends or other benefits generated from your nominee shareholding in AdNet or, conversely, assume any liability that might arise therefrom. It is intended that this transaction not be deemed an affiliated party transaction and no spiral benefit or right will be conformed to you as part of the terms hereof.

Your responsibilities will relate solely to your role as a nominee shareholder and you will not be responsible for the day-to-day operations of AdNet other than as directed by Broadband Group or as personal guarantor except to the extent of the AdNet shares. You are required to provide us with updates on the business results of AdNet at our request and may receive a copy of AdNet’s annual report. You are required to hold any and all such information, funds, securities, documents, property (real or otherwise) or data of AdNet in trust for Broadband Group and to forward the same to either  of their Boards of Officers promptly when received.

In your capacity as a nominee holder of Adnet, you may be called upon from time to time to vote during shareholders’ meetings and (or) sign shareholders’ resolutions.  In this connection, Broadband Group’s officers or directors will provide you with instructions in respect of how to vote and (or) act, and you shall, under all circumstances, comply with these instructions.

Indemnity

CB Cayman will indemnify you for any personal liability incurred in connection with your role in the above described acquisition of AdNet and related equity transfer and as a nominee shareholder of the Company on behalf of CB Cayman, provided that your actions to fulfill your responsibilities as a nominee shareholder are duly authorized by CB Cayman and taken in good faith.

Duration

The duration of the arrangement described above will be for a period of the lesser of 240 calendar months from the date of executing this Trustee Arrangement Letter or such time as the AdNet shares and all distributions or assets relating thereto are issued directly to CB Cayman or a separate WFOE owned by Cayman, unless terminated earlier.  If you wish to terminate this arrangement before the end of the 240 calendar months, you will be required to inform both China Broadband, Ltd. And CBBD at least 1 month in advance.  In the event that the Broadband Group wishes to early terminate this arrangement, you will receive at least 1 month’s prior notice and such termination may and shall be approved by CBBD. In the event of termination or dispute amongst the parties for any reason whatsoever, you agree that under no circumstances shall you have any right or right of offset in any AdNet securities held by you under this letter.

If you wish to accept this appointment in accordance with the general terms provided herein, kindly execute below and return to the undersigned. This letter may be executed in one or more counter parts.

Again, on behalf of the Broadband Group, we extend our most sincere thanks for your kind assistance.  We look forward to working with you.

Please let us know if you have any questions.

Best regards,

For and on behalf of
China Broadband, Ltd.

______________________________
Name:
Title:
Date: April __, 2009
Accepted and Agreed

______________________________
Wang Ying Chi, a/k/a Michael Wang
PRC I.D.: 120104196609236378
Date: April __, 2009
Address : No. 1605, Building 6,
No.1 Block, Anhuaxili,
Chaoyang District, Beijing, PRC